UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 15, 2008

CASPIAN SERVICES, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-33215	87-0617371
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

257 East 200 South, Suite 340, Salt Lake City, Utah
(Address of principal executive offices)

84111
(Zip code)

(801) 746-3700
(Registrant’s telephone number, including area code)

N/A
(Former name of former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

The information set forth in Item 5.02 is incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 15, 2008, Laird Garrard resigned as the Chief Executive Officer and President of the Company. Mr. Garrard’s resignation as Chief Executive Officer and President was not the result of any disagreement with the Company on any matter relating to its operations, policies or practices.

On November 15, 2008, Kerry Doyle was appointed Chief Executive Officer and President of the Company by the Company’s board of directors (the “Board”).

Following is a brief description of the background and business experience of Mr. Doyle.

Since 2004, Mr. Doyle has served as the President and CEO of Veritas Caspian, the Company’s joint venture with CGG Veritas (formerly Veritas DGC Ltd.). As the President and CEO of Veritas Caspian, Mr. Doyle has been responsible for the day-to-day operations of Veritas Caspian, particularly the development and growth of its seismic data acquisition activities. From 2003-2004 Mr. Doyle served as the Business Development Manager for Central Asia for Veritas DGC Ltd. While at Veritas DGC Ltd., Mr Doyle successfully negotiated an exclusive agreement with the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan for the acquisition of non-exclusive seismic data over the entire open acreage of the Kazakh sector of the Caspian Sea. From 2000-2003 Mr. Doyle was employed with WesternGeco as the Country Manager for Kazakhstan, where he oversaw all of WesternGeco’s geophysical operations and administration within Kazakhstan. Mr. Doyle has over 35 years experience in the geophysical services industry. He holds a 1st Class Certificate of Competency marine engineer (Chief Engineer). Mr. Doyle is a member of the European Association of Exploration Geophysicists and an Elected Fellow of the Royal Geographical Society. Mr. Doyle is not a nominee or director of any other SEC registrant. Mr. Doyle is 61 years old.

The Company entered into an Employment Agreement dated November 15, 2008 with Mr. Doyle (the “Agreement”) providing for a minimum engagement term of one year from the commencement date of employment. Pursuant to the Agreement, Mr. Doyle will be paid a base salary of $24,000 per month local net of income and social taxes. He will receive a housing allowance of $6,000 per month. He is entitled to 30 days paid vacation per annum plus two business class family round-trip airline tickets per year and a relocation allowance equal to the cost of shipping one shipment of personal effects from Almaty, Kazakhstan to the UK. The Company will also provide a dedicated vehicle and driver to Mr. Doyle. Mr. Doyle will be eligible to participate in medical, dental, disability and other plans the Company offers to its employees at the Company’s expense. Mr. Doyle will be entitled to an annual stock option grant on December 31 of each year following the first full year of employment. The amount of grant shall be equal to Mr. Doyle’s annual salary divided by the closing market price on the date of the grant. The exercise price of the options shall be equal to the closing market price of the

Company’s common stock on the date of grant. In the Company’s discretion, the Company may, in lieu of the mandatory stock options, grant restricted stock or cash payments or a combination thereof. All options or stock grants shall vest over three years and shall be exercisable within five years of full vesting. At the Company’s discretion, Mr. Doyle may be considered for other discretionary stock option grants.

The Agreement provides termination compensation and benefits to Mr. Doyle in the event his employment is “voluntarily terminated” or “involuntarily terminated” or terminated as a result of “change in control” (as defined in the Agreement.) Except as provided in the Agreement, Mr. Doyle is not entitled to compensation of benefits if his employment is terminated for “cause” (as defined in the Agreement) or in the event he resigns, except as a result of a significant reduction in job duties or compensation or for involuntary relocation. If Mr. Doyle resigns for good reason or if the Company terminates him for any reason other than disability, death or cause, he shall receive severance payments equal to twelve months salary and stock option and restricted stock grants for up to twelve months. In the event of a “change in control” (as defined in the Agreement) Mr. Doyle shall be entitled to receive a cash payment, net of taxes in the amount of one year’s net salary. Such payment is to be made within 30-days of the date of the change in control.

The description of the Agreements contained in this report is only a summary of that document and is qualified in its entirety by reference to the terms of the Agreement, a copy of which is attached as an exhibit to this Current Report.

Other than compensation resulting solely from his employment as President and CEO of Veritas Caspian, a joint venture between the Company and Veritas DGC, the Company did not engage in any transaction in excess of $120,000 since the beginning of its last fiscal year with Mr. Doyle, nor is it currently considering any proposal to do so.

There are no family relationships between Mr. Doyle and any other director or executive officer of the Company.

Item 8.01 Other Events

On November 17, 2008 the Company issued a press release announcing the resignation of Mr. Garrard and the appointment of Mr. Doyle as the President and Chief Executive Officer of the Company.

A copy of the press release is attached as an exhibit to this Current Report.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.1	Employment Agreement – Kerry Doyle

Exhibit 99.1	Press Release of Caspian Services, Inc. dated November 17, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASPIAN SERVICES, INC.

Date: November 17, 2008	By:	/s/ Kerry Doyle
Kerry Doyle Chief Executive Officer

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